Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 8, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Euro Solar Parks, Inc.
Ho-Ho-Kus, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, Amendment No. 4, Registration Statement under the Securities Act of 1933, filed by Euro Solar Parks, Inc. of our report dated March 13, 2010, relating to the financial statements of Euro Solar Parks, Inc., a Nevada Corporation, as of and for the periods ending December 31, 2009 and 2008 and for the period from October 21, 2008 (inception) to December 31, 2009 and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI